Dividend Capital Diversified Property Fund Inc. 8-K
Exhibit 99.1
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND
PROVIDES FIRST QUARTER 2017 PORTFOLIO UPDATE
0.55% total shareholder return for the quarter; 7.2% total shareholder return for the last twelve months 1
Repaid one mortgage note for $110.0 million with a weighted average interest rate of 5.51% and entered into one mortgage note borrowing for $127.0 million with an interest rate spread of 2.25% over one-month LIBOR.
DENVER - May 11, 2017 - Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFAX; ZDPFEX; ZDPFIX; ZDPFWX) reported results today for the first quarter ended March 31, 2017.
Total Shareholder Return
Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and class-specific expenses as of March 31, 2017, was as follows for the indicated timeframe:

•	Quarter ended March 31, 2017: 0.55%

•	Twelve months ended March 31, 2017: 7.22%

•	Three years ended March 31, 2017 (annualized): 7.68% (24.90% cumulative)

•	Since NAV share class inception[2] (annualized): 7.99% (41.32% cumulative)
Class A, Class W, and Class I shareholders had lower total returns than those set forth above due to up-front sales commissions and/or class-specific expenses.
Portfolio Overview
As of March 31, 2017, DPF’s portfolio consisted of 55 operating properties located in 20 geographic markets in the United States, aggregating to approximately 9.0 million square feet. As of March 31, 2017, DPF’s real property portfolio was approximately 87.8% leased to approximately 520 tenants. These properties had an estimated fair value of approximately $2.3 billion (calculated in accordance with DPF’s valuation procedures), including:

•	16 office properties located in 13 geographic markets, aggregating approximately 3.4 million net rentable square feet, with an aggregate fair value amount of approximately $1.2 billion;

•	34 retail properties located in nine geographic markets, aggregating approximately 3.8 million net rentable square feet, with an aggregate fair value amount of approximately $1.0 billion; and

•	Five industrial properties located in three geographic markets, aggregating approximately 1.8 million net rentable square feet, with an aggregate fair value amount of approximately $81.1 million.
DPF’s leverage ratio, based on the fair value of its investments, was 47.7% as of March 31, 2017. The weighted average stated interest rate of DPF’s borrowings was 3.2% as of March 31, 2017.

1 All returns figures exclude up-front sales commissions and class-specific expenses
2 Measured from September 30, 2012. Investors in our fixed price offering prior to NAV inception are likely to have a lower total return.

Financial Results for the Three Months Ended March 31, 2017
Net income according to generally accepted accounting principles (“GAAP”) for the quarter ended March 31, 2017 was $1.8 million, or $0.01 per basic and diluted share. This compares to a GAAP net income for the quarter ended March 31, 2016 of $48.2 million, or $0.27 per basic and diluted share.
NAREIT-defined funds from operations (“FFO”), a non-GAAP financial measure, for the quarter ended March 31, 2017 was $19.7 million, or $0.12 per basic and diluted share. This compares to FFO for the quarter ended March 31, 2016 of $26.1 million, or $0.15 per basic and diluted share.
See the following section entitled "Non-GAAP Supplemental Financial Measure" for a reconciliation of this non-GAAP financial measure to net income attributable to common stockholders and further discussion of the use of non-GAAP financial measures.
Portfolio and Leasing Summary
During the first quarter, net operating income for all operating properties that we acquired prior to January 1, 2016 and owned through March 31, 2017 ("Same-Store NOI") decreased 4.4% compared to the quarter ended December 31, 2016, and decreased 6.4% when compared to the same quarter in 2016. The decrease in Same-Store NOI was primarily a result of the expiration of our lease with Sybase Inc. ("Sybase") in January 2017, a 405,000 square foot lease with our second largest tenant as of December 31, 2016. Excluding Sybase, Same-Store NOI increased 5.0% compared to the quarter ended December 31, 2016 and increased 0.4% when compared to the same quarter in 2016.
When GAAP adjustments are excluded, Same-Store NOI decreased 7.4% compared to the quarter ended December 31, 2016, and decreased 7.1% when compared to the same quarter in 2016. When Sybase and GAAP adjustments are excluded, Same-Store NOI increased 4.0% compared to the quarter ended December 31, 2016 and increased 3.2% when compared to the same quarter in 2016.
During the first quarter, DPF signed 38 leases for approximately 359,000 square feet. On a comparable space basis, DPF signed 26 leases for approximately 274,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the first quarter was 16.9%. For the twelve months ended March 31, 2017, DPF signed 140 leases for approximately 1.2 million square feet. On a comparable basis, DPF signed 96 leases for approximately 761,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the last twelve months was 18.5%.
The overall portfolio percentage leased was 87.8% as of March 31, 2017, compared to 91.2% on December 31, 2016 and 90.2% on March 31, 2016. Same-store percentage leased was 87.8% at March 31, 2017, compared to 91.1% at December 31, 2016 and 92.8% at March 31, 2016.

Non-GAAP Supplemental Financial Measure
DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of FFO and net operating income ("NOI"), which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about FFO and NOI, including why management believes such measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on May 11, 2017, available on DPF’s website, www.dividendcapitaldiversified.com, and the SEC’s website, www.sec.gov.

	For the Three Months Ended March 31,
	2017	2016
Reconciliation of net earnings to FFO:
Net income attributable to common stockholders	$1,661	$43,782
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	17,936	19,835
Gain on disposition of real property	—	(41,400)
Impairment of real estate property	—	587
Noncontrolling interests’ share of net income	166	4,456
Noncontrolling interests’ share of FFO	(1,527)	(3,080)
FFO attributable to common shares-basic	18,236	24,180
FFO attributable to dilutive OP Units	1,463	1,878
FFO attributable to common shares-diluted	$19,699	$26,058
FFO per share-basic and diluted	$0.12	$0.15
Weighted average number of shares outstanding
Basic	149,891	163,954
Diluted	161,919	176,690

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Reconciliation of net income to NOI
Net income attributable to common stockholders	$1,661	$3,112	$43,782
Debt-related income	(231)	(233)	(238)
Real estate depreciation and amortization expense	17,936	20,083	19,835
General and administrative expenses	2,250	2,257	2,621
Advisory fees, related party	3,490	3,740	3,765
Acquisition-related expenses	—	6	51
Impairment of real estate property	—	—	587
Interest and other expense (income)	109	90	(58)
Interest expense	9,684	9,388	10,961
Gain on extinguishment of debt and financing commitments	—	—	(5,136)
Gain on sale of real property	—	(2,165)	(41,400)
Net income attributable to noncontrolling interests	166	245	4,456
Total NOI	$35,065	$36,523	$39,226
Less: 2016/2017 Acquisitions/Dispositions	(826)	(691)	(2,643)
Total same store real property NOI	$34,239	$35,832	$36,583
Reconciliation of Total NOI to NOI - cash basis
Total NOI	$35,065	$36,523	$39,226
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	(554)	150	(262)
Straight line rent	117	522	240
NOI - cash basis	$34,628	$37,195	$39,204
Less: 2016/2017 Acquisitions/Dispositions	(747)	(624)	(2,752)
Total same store real property NOI - cash basis	$33,881	$36,571	$36,452

Portfolio Update Call Information
DPF will host a portfolio update call to review first quarter 2017 performance results and financial metrics on May 17, 2017, at 2:15 p.m. U.S. Mountain Time. Information to access the call is as follows:
Date: Wednesday, May 17, 2017
Time: 2:15 p.m. MT/4:15 p.m. ET
Dial-in Number: 800.263.0877
Conference ID: 3500451
About Dividend Capital Diversified Property Fund
Dividend Capital Diversified Property Fund is a public reporting, daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 55 properties totaling approximately 9.0 million square feet in 20 geographic markets as of March 31, 2017. More information is available at www.dividendcapitaldiversified.com.
Forward-Looking Information
This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property

Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of Dividend Capital Diversified Property Fund’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Dividend Capital Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.
Contact
Eric Paul
Dividend Capital
(303) 228-2200